Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), entered into as April 1, 2021, and is by and between COMSovereign Holding Corp., a Nevada corporation (the “Company”), and Brian M. Kelly (the “Executive”). The Company and the Executive are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH

WHEREAS, the Company has entered into that Share Exchange Agreement pursuant to which the Company shall acquire all of the ownership interest of RVision Inc., a Nevada corporation from the owners thereof;

WHEREAS, the Executive will receive substantial economic benefit as a result of the Company closing the transactions contemplated by the Share Exchange Agreement;

WHEREAS, the Closing (as defined in the Share Exchange Agreement) is contingent upon the Executive and the Company entering into this Agreement, and both the Executive and the Company wish to enter into this Agreement in order to meet such condition of the Share Exchange Agreement;

WHEREAS, the Company and its subsidiaries design, build and support infrastructures for the telecommunications industries and the aerostat and drone industry (the “Business”);

WHEREAS, the Company has developed and will develop relationships with Customers, Prospective Customers, Vendors, suppliers and shippers as well as a reputation in the technology and communications industries and the aerostat and drone industry, which are and will become of great importance and value to the Company in connection with its Business, and the loss of or injury to the Business will result in substantial and irreparable damage to the Company;

WHEREAS, the Company has acquired and/or developed certain trade secrets and Confidential Information, as more fully described below, and has expended significant time and expense in acquiring or developing its trade secret or Confidential Information; and expends significant time and expense on an ongoing basis in supporting its employees, including the Executive; and

WHEREAS, in the course of the Executive’s employment by the Company, the Executive may receive, be taught or otherwise have access to items and information associated with the Business such as sales, purchasing, transportation, documentation, marketing and trading techniques, information and materials, customer and supplier lists or information, correspondence, records, financial information, pricing information, computer systems, computer software applications, business plans and other information which is confidential and proprietary.

AGREEMENT

NOW, THEREFORE, in consideration of the forgoing, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereby agree as follows:

1. Adoption of Recitals. The Company and Executive hereto adopt the above recitals as being true and correct.

2. Employment; Term of Employment.

(a) Employment. The Company shall employ the Executive, and the Executive and Executive hereby accepts employment on the terms and conditions set forth herein, commencing at the time of Closing under the Share Exchange Agreement (the “Effective Date”). The commencement of the employment term and the Effective Date are expressly subject to the consummation of the transactions contemplated by the Share Exchange Agreement set forth therein, subject to extension by the parties thereto as provided by or permitted in such Share Exchange Agreement. In the event that the Closing is not effected, this Agreement shall be null and void ab initio.

(b) Term of Employment. The term of Executive’s employment shall begin on the Closing Date and shall continue for a period of two (2) years (the “Initial Term”), subject to earlier termination pursuant to this Section 6. At the end of the Initial Term, this Agreement shall automatically renew for an additional one year, and continue to renew each year unless, either the Company or the Executive provides written notice of non-renewal to the other Party not later than thirty (30) days prior to the last day of the then-current term. Notwithstanding any other termination provision of this Agreement, the first three (3) months of the Initial Term will be regarded as a probationary period (the “Probationary Period”). During the Probationary Period, either party may terminate this Agreement at either parties sole discretion for any reason. Should this occur, the Company will pay the Executive through the date of termination and all other benefits under this Agreement shall cease. The period during which Executive remains an employee of the Company may be referred to herein as the (“Employment Period”).

3. Position and Duties.

(a) During the Employment Period, the Executive shall (i) serve the Company in the capacity of Executive Vice President for Business Development, and (ii) have such duties, responsibilities and authorities consistent with his position and as the Company’s CEO or his or her designee may from time to time confer and direct (collectively, the “Duties”).

(b) The Executive shall devote his full business time, effort and energy to the affairs of the Company and the discharge of the Duties. Due to the nature of his position, Executive agrees that he will work those hours reasonably necessary to complete his duties hereunder, even if such duties require him to work outside of normal business hours. Executive agrees that in the performance of such duties and in all aspects of employment, Executive will comply with the policies, standards, work rules, strategies and regulations established from time to time by the Board of Directors of the Company. The Company shall maintain a full-time office in San Diego, California, during the Employment Period and Executive shall not be required to relocate to a work location more than ten (10) miles from such office during the Employment Period. The Company will make the best use of technology (i.e. telephone and video conferencing) to avoid unnecessary and over burdensome travel. The Executive will not be required to travel to Singapore, Malaysia or any areas listed on the U.S. Department of State travel warnings list at the time of the requested travel.

4. Compensation and Other Benefits.

(a) Base Salary. The Company shall pay the Executive an annual base salary (the “Base Salary”) in the amount of not less than $225,000.00, calculated and paid in accordance with the Company’s standard practices and policies in effect from time to time; provided, however, that the Company may reduce the Executive’s annual Base Salary, by no more than ten percent (10%), upon thirty-days prior written notice, without the prior consent of the Executive if such reduction is implemented in connection with a contemporaneous and substantially similar (or greater) reduction in annual base salaries affecting all executives of the Company with responsibilities substantially similar to the Executive (a “Global Salary Reduction”).

(b) Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing the Duties, to the extent consistent with the policies established by the Company from time to time with respect to travel and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. The Executive’s right to reimbursement for expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for reimbursement during any calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, (ii) the Company shall reimburse the Executive for all such expenses within thirty (30) days upon presentation by the Executive, from time to time, of an itemized written accounting and documentation of such expenses, and (iii) the right to reimbursement is not subject to liquidation or exchange for any other benefit.

(c) Benefits. The Executive shall be entitled to participate in such benefit plans as the Company provides to its employees from time to time in accordance with the Company policies, except to the extent that such plans are duplicative of benefits otherwise provided to the Executive under this Agreement. Such participation will be subject to the terms and conditions of such plans, and any other restrictions or limitations imposed by law.

(d) Vacation and Other Leave.  During the Employment Period, the Executive’s annual rate of vacation accrual shall be four (4) weeks per year, with such vacation to accrue and be subject to the Company’s vacation policies in effect from time to time, including any policy which may limit vacation accruals and/or disallows the carryover from year to year of accrued but unused vacation. The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

5. Equity Participation.

(a) Executive shall be eligible for such grants of awards (the “Share Awards”) under any stock option, other equity incentive plan, or any successor or replacement plan (the “Plan”) as adopted by the Board and approved by the Company’s stockholders, as the Compensation Committee of the Corporation may from time to time determine.

(b) Executive shall be granted and receive Share Awards at such times and levels consistent with Share Awards granted to other senior level executives of the Company, from time to time. All Share Awards shall be subject to the applicable Plan terms and conditions.

6. Termination; Severance Benefits.

(a) Termination for “Cause”. Notwithstanding anything to the contrary contained herein, the Company may terminate the employment of the Executive at any time during the Employment Period, effective immediately, for Cause. For purposes of this Agreement, “Cause” shall mean, as determined by the Company in its reasonable judgment,

(i) the failure or refusal by the Executive to perform his lawful Duties (other than any such failure resulting from the Executive’s incapacity due to illness) which, if capable of cure, has not been cured within fifteen (15) business days after written notice of such breach delivered to the Executive by the Company;

(ii) the Executive’s material breach of this Agreement, any other agreement between him and the Company (including without limitation the Non-Competition Agreement, as defined below) or any material policy of the Company or its affiliates applicable to him that has been communicated to him in writing which, if capable of cure, has not been cured within fifteen (15) business days after written notice of such breach delivered to the Executive by the Company;

(iii) the Executive’s willful misconduct or gross negligence with respect to the performance of the Duties, which, if capable of cure, has not been cured within fifteen (15) business days following written notice of such violation delivered to the Executive by the Company;

(iv) the Executive’s conviction, or plea of guilty or nolo contendere, with respect to any felony, or any act of fraud, theft, or financial dishonesty with respect to the Company or any of its subsidiaries, customers or business partners, or any other crime involving dishonesty, disloyalty or fraud; or

(v) habitual alcohol or substance abuse by the Executive.

If Executive’s employment is terminated for Cause, he shall be entitled to any earned but unpaid salary through the Termination Date, credit for any vacation accrued (on a time apportioned basis through the Termination Date) but not taken, reimbursement for expenses properly reimbursable and not previously reimbursed through the Termination Date, and employee benefits to which Executive is then entitled as expressly provided in Benefit Plans in which Executive participates, but shall not be entitled to any severance compensation or any other benefits; and the Company shall have no further obligation to Executive under this Agreement.

(b) Executive’s Permanent Disability. Upon the “Permanent Disability” (defined as the expiration of a continuous period of 120 days during which the Executive is unable to perform all of the Duties due to physical or mental incapacity), the Company may terminate the employment of Executive. On termination pursuant to this Section 6(b), the Employment Period shall end immediately and the Company shall: (i) pay Executive his salary through the end of the month in which such termination occurs, plus credit for any vacation accrued (on a time-apportioned basis through the Termination Date) but not taken; (ii) reimburse Executive for expenses properly reimbursable and not previously reimbursed; and (iii) pay or otherwise make available to Executive benefits to which Executive is then entitled as expressly provided in Benefit Plans in which Executive participates. In such event, Executive shall not be entitled to any severance compensation or any other employee benefits and the Company shall have no further obligation to Executive under this Agreement; provided, however, that Company hereby agrees to pay the premiums of employee’s health care under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period of three (3) months if he is using the Company’s health care plan on the Termination Date. In the event of any dispute regarding the existence of the Executive’s Permanent Disability hereunder, the matter will be resolved by a physician qualified to practice medicine and has no prior knowledge of the Executive, which physician shall be selected by the Company and be reasonably acceptable to the Executive or his representative. For this purpose, the Executive will submit to all appropriate medical examinations and any determination by such a physician will be final and conclusive of the issue for all purposes of this Agreement.

(c) Death of Executive. Upon the death of Executive, this Agreement shall terminate and the Employment Period shall end immediately. The Company shall thereupon pay or otherwise make available to Executive’s executor, administrator or other legal representative: (i) his salary through the end of the month in which his death occurs, plus credit for any vacation accrued (on a time-apportioned basis through the Termination Date) but not taken; (ii) reimbursement for expenses properly reimbursable and not previously reimbursed; and (iii) benefits to which Executive’s executor, administrator or other legal representative is then entitled as expressly provided in Benefit Plans in which Executive participates. In such event, Executive’s executor, administrator or other legal representative shall not be entitled to any severance compensation or any other employee benefits, and the Company shall have no further obligation to Executive or his executor, administrator or other legal representative under this Agreement.

(d) No Right to Other Termination by Company. Other than the termination of Executive during the Probationary Period, or pursuant to Sections 4(a), (b) and (c) above, the Company shall have no right to terminate Executive during the Employment Period, or change Executive’s duties or title in violation of Section 3, without the Executive’s express written consent.

(e) Termination by Executive for Good Reason. Executive shall have the right (unless the Company shall have theretofore terminated Executive’s employment pursuant to Section 6(a), (b) or (c) of this Agreement) to terminate Executive’s employment at any time for Good Reason (as hereinafter defined); provided, however, that in order for employment to terminate for Good Reason, (A) the Executive must provide written notice to the Company, setting forth in reasonable detail the nature of the condition giving rise to Good Reason, within thirty (30) days of the initial existence of such condition, (B) the condition must remain uncured for a period of thirty (30) days following such notice and (C) the Executive must terminate his employment, if at all, not later than thirty (30) days after the expiration of such cure period. On termination pursuant to this Section 6(e), Executive shall be entitled to salary for a period of three (3) months from the Termination Date, plus credit for any vacation accrued (on a time apportioned basis through the Termination Date) but not taken, reimbursement for expenses properly reimbursable but not previously reimbursed through the Termination Date, employee benefits through the Termination Date to which Executive is entitled as of the Termination Date expressly provided in Benefit Plans in which Executive participates; provided, however, that if Executive is covered by a group health plan of the Company on the Termination Date and elects to continue such coverage after the Termination Date pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay the full cost of COBRA coverage for a period of three months after the Termination Date for Executive and any dependents of Executive who were covered by such plan on the Termination Date, if Executive elects to continue their coverage. Other than as set forth above in this Section 4(e), Executive shall not be entitled to any other severance compensation or any other employee benefits and the Company shall have no further obligation to Executive under this Agreement. To be entitled to the benefits provided above, the Executive must give the Company notice of termination within 30 days of the occurrence of the event that constitutes Good Reason.

For purposes of this Agreement, “Good Reason” shall mean if, at any time during the Employment Period, one or more of the following events shall occur:

(i) Without the Executive’s express written consent, the assignment to the Executive of any duties or the change of the Executive’s duties or title in contravention of Section 3 of this Agreement;

(ii) A reduction of the Executive’s annual base salary without the prior consent of the Executive (other than a reduction in annual base salary that is implemented in connection with a Global Salary Reduction);

(iii) A material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive’s overall benefits package is materially reduced;

(iv) The failure of the Company to maintain a full-time office in San Diego, California;

(v) The relocation of the Executive to a facility or a location more than ten (10) miles from the Executive’s then present work location in San Diego, California, without the Executive’s express written consent;

(vi) The failure of the Company to obtain the assumption of this Agreement by any successor;

(vii) The Company requires Employee to travel to Singapore, Malaysia or any areas listed on the U.S. Department of State travel warnings list at the time of the requested travel; or

(viii) Any material breach by the Company of any material provision of this Agreement.

(f) Termination by Executive without Good Reason. Executive shall have the right to terminate Executive’s employment at any time without Good Reason by giving thirty (30) days’ prior written notice to the Company. On termination pursuant to this Section 6(f), Executive shall be entitled to any earned but unpaid Salary through the Termination Date, credit for any vacation accrued (on a time apportioned basis through the Termination Date) but not taken, reimbursement for expenses properly reimbursable and not previously reimbursed through the Termination Date, and benefits to which Executive is then entitled as expressly provided in Benefit Plans in which Executive participates, but shall not be entitled to any severance compensation or any other employee benefits; and the Company shall have no further obligation to Executive under this Agreement.

7. Condition of Payment of Severance on Termination. Notwithstanding the foregoing, any obligation of the Company to provide the Severance Payments is conditioned on the Executive’s signing and returning to the Company a timely and effective separation agreement containing a release of all claims against the Company and other customary terms (the “Separation Agreement”). The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date of termination. The Severance Payments will be in the form of salary continuation, payable in accordance with the normal payroll practices of the Company. The first payment, which shall be retroactive to the date immediately following the date of termination, will be made on the first regularly scheduled payroll date that follows the expiration of sixty (60) days from the date of termination.

8. Section 409A. Notwithstanding any other provision herein to the contrary, to the extent that any payment to be made to the Executive, whether pursuant to this Agreement or otherwise, is determined to constitute “nonqualified deferred compensation” within the meaning of and subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) such payment shall not be made prior to the date that is the earlier of (i) six months and one day after the Executive’s separation from service with the Company and affiliate or subsidiary of the Company and (ii) the Executive’s death; except to the extent of (A) payments that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. The terms of this Section 8 shall apply only if the Executive is a “specified employee” (within the meaning of Section 409A) on the date of such separation from service, and shall only apply to the extent the delay of such payment is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

9. Ownership of Works; Infringement Indemnity.

(a) Assignment of Inventions. Executive agrees that Executive will promptly and fully disclose to the Company, and the Company agrees to keep confidential, all inventions, designs, creations, processes, technical or other developments, improvements, ideas, concepts and discoveries (collectively, “Inventions”), whether patentable or not, and all copyrightable works of any type or medium (“Works”), of which Executive has obtained or obtains knowledge or information during the Executive’s employment with the Company and which relate to any research or experimental, developmental or creative work carried on or contemplated by the Company or the Products or Services. All Inventions and Works are and shall remain the exclusive property of the Company. Executive agrees that Executive will assign, and hereby does assign, to the Company or its designee, all of Executive’s right, title and interest in and to all Inventions (whether patentable or not) and all Works, conceived, originated, made, developed or reduced to practice by Executive, alone or with others, during Executive’s employment by the Company (whether before, on or after the date of this Agreement). All Works are and shall be deemed to be “works for hire” under 17 U.S.C. §101 of the U.S. Copyright Act of 1976 and all other applicable laws and regulations.

(b) During Executive’s employment with the Company and for a period of one (1) year after any termination for any reason of such employment, Executive agrees to assist the Company to obtain any and all patents, copyrights, trademarks and service marks relating to Inventions and Works and to execute all documents and do all things necessary to obtain letters patent and copyright, trademark and service mark registrations therefor, to vest the Company or its designee with full and exclusive title thereto, and to protect the same against infringement by others, all as and to the extent that the Company may reasonably request and at the Company’s expense, for no consideration to the Executive other than the Executive’s compensation, if any, under Section 4.

(c) Notwithstanding any of the foregoing provisions of this Section 9 to the contrary, this Section 9, shall not apply to an Invention or Work developed entirely on Executive’s own time without using the Company’s equipment, supplies, facilities or trade secret information except for those Inventions and Works that either (a) relate at the time of conception or reduction to practice of the Invention or Work to the Company’s business or to demonstrably anticipated research or development of the Company, or (b) result from any work performed by Executive for the Company. Executive acknowledges that the preceding sentence constitutes the notification required by California Labor Code Section 2872. Executive has listed on Attachment A to this Agreement, which the Company agrees to keep confidential, all unpatented Inventions owned, conceived, originated, made, developed or reduced to practice by Executive (whether before or during Executive’s employment with the Company) qualifying for the exception in the first sentence of this paragraph.

10. Covenants.

(a) Definitions.

(i) The term the “Company” shall mean COMSoveregin Holding Corp. and its subsidiaries. It is understood that any subsidiary of the Company is an intended third-party beneficiaries of the provisions of this Agreement.

(ii) The term “Confidential Information” shall include, but not be limited to, Customer lists and Prospective Customer lists; specific information on Customers and Prospective Customers (including information on purchasing preferences, credit information, and pricing); terms and conditions under which the Company deals with Vendors and supplier or prospective Vendors or suppliers; employee and independent contractor lists; the Company’s sources of supply; the Company’s billing rates; pricing lists (including item and Customer specific pricing information); names of agents; operations; contractual or personnel data; trade secrets; license agreements; proprietary purchasing and sales methods and techniques; proprietary compositions, ideas and improvements; pricing methods and strategies; computer programs, computer systems, computer data, system documentation, special hardware, product hardware, related software development and computer software design and/or improvements; methods of distribution; market feasibility studies; proposed or existing marketing techniques or plans; sales and sales volumes; purchasing, transportation, documentation, marketing and trading techniques of Customers, potential Customers and/or Vendors; inventions (including Works and Intellectual Property Rights as defined above); future the Company business plans; project files; design systems; information on current and potential Vendors including, but not limited to, their identity, pricing, and purchasing information not generally known; personal information about the Company’s executives, officers and directors; correspondence, and letters, notes, notebooks, reports, flowcharts, proposals, processes and/or any and all other confidential or proprietary information belonging to the Company or relating to the Company’s business and/or affairs; and (ii) any information that is of value or significance to the Company that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, including information not generally known to the competitors of the Company nor intended by the Company for general dissemination. Confidential Information shall not include any: (a) information known generally to the public (other than as a result of unauthorized disclosure by the Executive); (b) information that became available from a third party source and such source is not bound by a confidentiality agreement; (c) any information not otherwise considered by the Board of Directors of the Company to be Confidential Information; (d) information which is subsequently independently conceived or developed by Executive without use or reference to Confidential Information; or (e) information which is generally applicable business or industry know-how or acumen of Executive’s which does not embody and is not predicated upon the Confidential Information.

(iii) The term “Customer” shall mean any person or entity which has purchased goods, products or Services from the Company, entered into any contract for products or services with the Company, and/or entered into any contract for the distribution of any products or services with the Company within the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason; provided that such goods, products or services must be substantially related to the Business.

(iv) The phrase “directly or indirectly” shall include the Executive either on his/her own account, or as a partner, owner, promoter, joint venturer, employee, agent, consultant, advisor, manager, executive, independent contractor, officer, director, stockholder, or otherwise, of an entity.

(v) The term “Non-Compete Period” shall mean the period beginning on the date hereof and ending on the date that is twenty-four (24) months immediately following the termination of the Executive’s employment with the Company for whatever reason.

(vi) The term “Prospective Customer” shall mean any person or entity which has expressed material interest in purchasing goods, products or services from the Company, expressed material interest in entering into any contract for products or services with the Company, and/or expressed material interest in entering into any contract for the distribution of any products or services with the Company within the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason; provided that such goods, products or services must be substantially related to the Business.

(vii) The term “Restricted Area” shall include any geographical location anywhere in the world where the Executive has been assigned to perform services on behalf of the Company during the Term and where the Company or its subsidiaries are engaged in the Business.

(viii) The term “Restricted Business” shall mean any business that competes with the Company in the Business, as such business now exists or as it may exist at the time of the termination of the Executive’s employment with the Company for whatever reason.

(ix) The term “Services” shall mean the designing, building of support infrastructures for the telecommunications industries and the aerostat and drone industry.

(x) The term “Vendor” shall mean any supplier, person, or entity from which the Company has purchased Products or Services during the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason; provided that such products or services must be substantially related to the Business.

(b) Non-Competition. During the Non-Compete Period, in the Restricted Area, the Executive shall not, directly or indirectly, engage in, promote, finance, own, operate, develop, sell or manage or assist in or carry on in any Restricted Business.

(c) Non-Solicitation of Employees or Independent Contractors. During the Non-Compete Period, the Executive shall not, directly or indirectly, solicit or attempt to induce any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity to terminate his/her employment with, or engagement by, the Company. Likewise, during the Non-Compete Period, the Executive shall not, directly or indirectly, hire or attempt to hire for another entity or person any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity.

(d) Non-Solicitation of Customers, Prospective Customers, or Vendors. During the Non-Compete Period, the Executive shall not, directly or indirectly, sell, design, build, or support network infrastructures for the technology and telecommunications industries to any Customer, Prospective Customer, or Vendor of the Company through any entity other than the Company. The Executive acknowledges and agrees that the Company has substantial relationships with its Customers, Vendors and Prospective Customers, which the Company expends significant time and resources in acquiring and maintaining, and that the Company has Confidential Information pertaining to its business and its Customer, Vendors and Prospective Customers, and that the Company’s Confidential Information and relationships with its Customers, Vendors and Prospective Customers constitute significant and valuable assets of the Company.

(e) Non-Disclosure of Confidential Information. During and after employment under this Agreement, including but not limited to the Non-Compete Period, the Executive shall not, directly or indirectly, without the prior written consent of the Board of the Company, or a person duly authorized thereby, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of the duties of the Executive as an employee of the Company, as may be required by law or in response to a court order or a request by a regulatory or administrative body, or as may be necessary to enforce any agreement between the Company and Executive, disclose or use for the benefit of himself/herself or any other person, corporation, partnership, joint venture, association, or other business organization, any of the trade secrets or Confidential Information of the Company. If the Executive is legally required to disclose any Confidential Information or trade secrets, to the extent practicable, the Executive will provide the Company with written notice. Notice shall be provided in accordance with Section 13 below.

(f) Need for Restrictions. The Executive acknowledges and agrees that each of the restrictive covenants contained in this Section 10 is reasonable and necessary to protect the legitimate business interests of the Company, including, without limitation, the need to protect the Company’s trade secrets and Confidential Information and the need to protect its relationships with its Customers, Prospective Customers, Vendors, and agents. The Executive also acknowledges and agrees, as set forth in Subsection 10(g) below, that the Company may obtain a temporary, preliminary, and/or permanent injunction to restrain any violations of, or otherwise enforce, the restrictive covenants contained in Section 10.

(g) Breach of Restrictive Covenants. In the event of a breach or threatened breach by the Executive of any restrictive covenant set forth in Section 10, the Executive agrees that such a breach or threatened breach would cause irreparable injury to the Company, and that, if the Company shall bring legal proceedings against the Executive to enforce any restrictive covenant, the Company shall be entitled to seek all available civil remedies, at law or in equity, including, without limitation, an injunction. In any action resulting from a breach of this Agreement, the prevailing party shall be entitled to recover his or its attorneys’ fees and costs.

(h) Successors and Assigns. the Company and its successors and assigns may enforce these restrictive covenants.

(i) Severability. If any portion of any covenant in this Section 10 or its application is construed to be invalid, illegal, or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

(j) Notwithstanding anything to the contrary contained herein, nothing in this Section 10 shall: (i) prohibit Executive’s continued association as an officer, director and controlling owner of BRAC Capital, LLC (“BRAC”), Industrial Security Alliance Partners, Inc. (“ISAP”), and its various subsidiaries, which are engaged in, among other things, in the cybersecurity business, or (ii) prevent the Executive from owning securities of any competitor corporation whose securities are publicly traded on a recognized exchange so long as the aggregate holdings of the Executive in any one such corporation shall constitute not more than 5% of the voting stock of such corporation. Provided, however, that neither BRAC, ISAP or and its various subsidiaries shall participate or invest in a business that designs, builds and supports infrastructures for the telecommunications industries and the aerostat and drone industry during the term of this Agreement. Further, neither the Executive’s of ISAP’s continuing working relationship with Trey Cammer (a Vice President of the Company), who is also an officer of the ISAP, or Heidi Andres, the current controller of the Company, who handles the accounting for the Seller, BRAC, and Kelly, shall be considered a violation of any provision of this Agreement.

11. Return of Company Property. All of the Company’s and its subsidiaries’ and affiliates’ products, Customer correspondence, internal memoranda, designs, sales brochures, training manuals, project files, price lists, Customer and Vendor lists, prospectus reports, Customer or Vendor information, sales literature, territory printouts, call books, notebooks, textbooks e-mails and Internet access, and all other like information or products, including all copies, duplications, replications and derivatives of such information or products, acquired by the Executive while in the employ of the Company, whether prepared by the Executive or coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon the expiration or termination of this Agreement for any reason or upon request by the President of the Company or the Board of the Company. The Executive also shall return immediately return any the Company issued property including, but not limited to, laptops, computers, thumb drives, removable media devices, flash drives, smartphones, cellular phones, iPads and other devices upon the expiration or termination of this Agreement for any reason or upon request by the President of the Company or the Board. The Executive’s obligations under this Section 11 shall exist whether or not any of these items or materials contain Confidential Information or trade secrets. The parties hereto shall comply with all applicable laws and regulations regarding retention of and access to this Agreement and all books, documents and records in connection therewith. The Executive shall provide the Company with a signed certificate evidencing that all such property has been returned, and that no such property or Confidential Information or trade secret has been retained by the Executive in any form.

12. Executive and Company Representations.

(a) The Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be a valid and binding obligation of the Executive, enforceable in accordance with its terms.

(b) The Company hereby represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound and (ii) upon the execution and delivery of this Agreement by the Executive, this Agreement shall be a valid and binding obligation of the Company, enforceable in accordance with its terms.

13. Notices. All notices, requests, demands, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and when: (i) delivered personally, (ii) three (3) business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) one (1) business day after being sent by a nationally recognized overnight courier service, delivery charges prepaid, or (iv) one (1) business day after being sent by email or facsimile to the other party at the addresses stated herein or to such other address of which either party may give notice to the other in accordance with this Section.

If to the Company:

General Counsel

Attn: Kevin M. Sherlock

ComSovereign Holding Corp.

5000 Quorum Drive STE 400

Dallas, TX 75254

Email: KSherlock@COMSovereign.com

With a copy to:

Pryor Cashman LLP

7 Times Square

New York, New York 10036

Attention: Eric M. Hellige

Facsimile: (212) 798-6380

Email: ehellige@pryorcashman.com

If to the Executive:

Brian M. Kelly

10350 Science Center Drive

Bldg. G14-Suite 100

San Diego, CA 92121

Email: bmk@isapusa.com

14. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15. Complete Agreement. This Agreement embodies the complete agreement and understanding among the Parties with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof, including without limitation the employment agreement between the Executive and the Company.

16. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, successors and permitted assigns. The Executive may not assign his rights or delegate his obligations hereunder. The Company may assign all or any part of this Agreement to any third party that shall (i) acquire the Company, or any parent of the Company, in a merger, (ii) acquire a majority of the capital stock of the Company, or any parent of the Company, or (iii) purchase all or substantially all of the Company’s assets (or all or substantially all of the assets of the portion of the Company’s business that the Executive’s employment was most associated with), provided, however, that in each case the Company shall provide the Executive with written notice thereof.

17. Key Man Insurance. While the Executive is employed by the Company or any of its subsidiaries, the Company may at any time effect insurance on the Executive’s life and/or health in such amounts and in such form as the Company may in its sole discretion decide. Except as provided under the applicable terms of a policy or other arrangement, the Executive will not have any interest in such insurance, but shall, if the Company requests, submit to such medical examinations, supply such information and execute such documents as may be required in connection with, or so as to enable the Company to effect, such insurance.

18. Choice of Law; Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Nevada. All suits, actions or other proceedings seeking to enforce, or otherwise arising in connection with, this Agreement shall be brought in the state or federal courts located in Clark County, Nevada. Each of the Parties irrevocably consents to the exclusive jurisdiction of the foregoing courts in such matters and irrevocably waives any objection such Party may otherwise have against such jurisdiction.

19. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the express, prior, written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf), DocuSign, or other electronic transmission shall be equally as effective as delivery of a manually executed counterpart of this Agreement.

21. Electronic Document. A copy of this Agreement or signature page hereto signed and transmitted by facsimile machine, as an attachment to an e-mail or by other electronic means (collectively an “Electronic Document”), shall be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered an original signature, and the Electronic Document transmitted is to be considered to have the same binding effect as an original signature on an original document. No party shall raise the use of an Electronic Document or the fact that a signature was transmitted through the use of a facsimile machine, e-mail or other electronic means as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Agreement.

*** Signature Page Follows ***

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

COMSOVEREIGN HOLDING CORP.:

By:	/s/ Daniel L. Hodges
Name:	Daniel L. Hodges
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Brian M. Kelly
Brian M. Kelly